Exhibit 99.1

Contact:

Michael G. McAuley

Senior Vice President, Chief Financial Officer and Treasurer

(412) 429-2472

mmcauley@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

August 10, 2018

Ampco-Pittsburgh Corporation Announces Second Quarter 2018 Results

Carnegie, PA, August 10, 2018 – Ampco-Pittsburgh Corporation (NYSE: AP) reported sales for the three and six months ended June 30, 2018, of $127.4 million and $242.5 million, respectively, compared to $110.6 million and $214.1 million, respectively, for the three and six months ended June 30, 2017. The increase is principally attributable to the Forged and Cast Engineered Products segment.

Loss from operations for the three and six months ended June 30, 2018, was $1.6 million and $2.7 million, respectively. This compares to a loss from operations of $2.2 million and $4.8 million, respectively, for the comparable prior year periods.

Net loss for the three and six months ended June 30, 2018, was $3.0 million or $0.24 per common share, and $2.1 million or $0.17 per common share, respectively. This compares to net loss for the comparable prior year periods of $1.9 million or $0.16 per common share, and $6.7 million or $0.54 per common share, respectively.

Sales for the Forged and Cast Engineered Products segment for the three and six months ended June 30, 2018, increased 17% and 16%, respectively, compared to the same periods of the prior year. The current year periods benefited from higher sales of forged and cast mill rolls, and forged engineered products, primarily for the oil and gas industry. Operating results for the second quarter of 2018 declined from the second quarter of 2017 but remain improved on a year-to-date basis compared to prior year. Operating results for both the current quarter and year-to-date periods benefited from the higher overall volume of shipments and better pricing. The expected improvement, however, was offset by increased operating costs, the loss of a key customer due to a plant closure and the loss of sales and plant cost absorption driven by tariffs imposed by the U.S. on imports of steel into the U.S. from the Corporation’s Canadian subsidiary, ASW Steel Inc. Additionally, the prior year periods include the recovery of a portion of a receivable associated with a customer bankruptcy.

Sales and operating income for the Air and Liquid Processing segment for the three and six months ended June 30, 2018, improved when compared to the same periods of the prior year due to a higher volume of shipments and product mix.

Commenting on the quarter’s results, Brett McBrayer, Ampco-Pittsburgh’s Chief Executive Officer said, “As we navigate Ampco-Pittsburgh through this challenging period, I am thoroughly evaluating the current state of our commercial relationships and plant operations. Additionally, we face new headwinds. The tariffs imposed by the U.S. on imported steel products from Canada are having a significant negative impact on our Canadian subsidiary, ASW. We are also seeing a lower frac block order intake due to what we believe to be inventory adjustments in the supply chain. We are moving to mitigate these headwinds through a number of actions, several of which are already in progress.”

Teleconference Access

Ampco-Pittsburgh Corporation (NYSE: AP) will hold a conference call on Friday August 10, 2018, at 10:30 a.m. Eastern Time (ET) to discuss its financial results for the second quarter ended June 30, 2018. If you would like to participate in the conference call, please register using the link below or by dialing 1-844-308-3408 at least five minutes before the 10:30 a.m. ET start time.

We encourage participants to pre-register for the conference call using the following link. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. To pre-register, please go to: http://dpregister.com/10122377

Those without internet access or unable to pre-register may dial in by calling:

•	Participant Dial-in (Toll Free): 1-844-308-3408

•	Participant International Dial-in: 1-412-317-5408

For those unable to listen to the live broadcast, a replay will be available one hour after the event concludes on our website under the Investors menu at www.ampcopgh.com.

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by or on our behalf. This news release may contain forward-looking statements that reflect our current views with respect to future events and financial performance. All statements in this document other than statements of historical fact are statements that are, or could be, deemed forward-looking statements within the meaning of the Act. In this document, statements regarding future financial position, sales, costs, earnings, cash flows, other measures of results of operations, capital expenditures or debt levels and plans, objectives, outlook, targets, guidance or goals are forward-looking statements. Words such as “may,” “intend,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “forecast” and other terms of similar meaning that indicate future events and trends are also generally intended to identify forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made, are not guarantees of future performance or expectations, and involve risks and uncertainties. For Ampco-Pittsburgh, these risks and uncertainties include, but are not limited to, those described under Item 1A, Risk Factors, of Ampco-Pittsburgh’s Annual Report on Form 10-K. In addition, there may be events in the future that we are not able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements. Except as required by applicable law, we assume no obligation, and disclaim any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

(In thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Sales	$127,427	$110,550	$242,504	$214,066

Cost of products sold (excl depreciation and amortization)	108,576	92,052	203,333	176,833
Selling and administrative	14,814	15,053	30,287	30,430
Depreciation and amortization	5,769	5,646	11,674	11,568
Gain on disposal of assets	(106)	(1)	(61)	(1)

Total operating expense	129,053	112,750	245,233	218,830

Loss from operations	(1,626)	(2,200)	(2,729)	(4,764)
Other income (expense) — net	(526)	(136)	1,525	(2,149)

Loss before income taxes	(2,152)	(2,336)	(1,204)	(6,913)
Income tax (provision) benefit	(548)	102	(107)	(33)
Equity income in joint venture	—	485	—	535

Net loss before non-controlling interest	(2,700)	(1,749)	(1,311)	(6,411)
Net income attributable to non-controlling interest	294	164	742	285

Net loss	$(2,994)	$(1,913)	$(2,053)	$(6,696)

Loss per common share:
Basic	$(0.24)	$(0.16)	$(0.17)	$(0.54)

Diluted	$(0.24)	$(0.16)	$(0.17)	$(0.54)

Weighted-average number of common shares outstanding:
Basic	12,439	12,327	12,401	12,299

Diluted	12,439	12,327	12,401	12,299